UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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A. SCHULMAN, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RCG ENTERPRISE, LTD
PARCHE, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
MARK MITCHELL
MICHAEL CAPORALE, JR.
LEE MEYER
YEVGENY V. RUZHITSKY

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Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of A. Schulman, Inc., a Delaware corporation (the “Company”).

Item 1: On January 9, 2008, Ramius Capital issued the following press release:

RAMIUS CAPITAL URGES A. SCHULMAN STOCKHOLDERS NOT TO BE MISLED BY COMPANY’S SELF-SERVING RHETORIC AND LAST-MINUTE ATTEMPT TO SEEK VOTES

Urges Stockholders To Adhere To The Recommendations of Two Leading Independent Proxy Advisory Firms

Calls On Stockholders To Vote For Ramius' Two Independent Nominees To Ensure The Company Takes All Actions To Maximize Stockholder Value

NEW YORK - January 9, 2007 – Starboard Value and Opportunity Master Fund Ltd., an affiliate of RCG Starboard Advisors, LLC and Ramius Capital Group, L.L.C. (collectively, "Ramius"), today urged all stockholders of A. Schulman Inc. ("Schulman" or the "Company") (NASDAQ: SHLM) not to be misled by the Company’s recent self-serving public statements made just one day before the Annual Meeting of Stockholders. Ramius continues to urge stockholders to ignore the Company’s desperate rhetoric and to vote today on the GOLD proxy card to elect both Michael Caporale, Jr. and Lee Meyer to the Company’s Board of Directors at the upcoming Annual Meeting, which is scheduled for January 10, 2008.

TWO LEADING INDEPENDENT PROXY GOVERNANCE FIRMS – ISS GOVERNANCE SERVICES (ISS) AND GLASS LEWIS & CO.  – WERE NOT FOOLED BY THE COMPANY’S LAST-DITCH, SELF-SERVING STATEMENTS AND ATTACKS ON OUR NOMINEES!

In recent public statements, A. Schulman would have its stockholders believe that the recently announced fiscal 2008 first quarter results are evidence that the Company’s strategic plan is working and that the current Board is growing shareholder value.  This could not be further from the truth!

In fact, in its recommendation that A. Schulman stockholders vote for both Mr. Caporale and Mr. Meyer on the GOLD proxy card, ISS recognized that the Company’s strategic turnaround plan is not truly bearing fruit and pointed out that:

“…while the Company’s revenues for the first quarter of fiscal 2008 increased by 12.2% over last year’s first quarter net sales of $442.7 million, cash flow from operations was $8.8 million for the first quarter of fiscal 2008, compared with $19.6 million in the first quarter of fiscal 2007.”

THE COMPANY IS USING SCARE TACTICS IN A DESPERATE ATTEMPT TO WIN VOTES!

The Company would have its stockholders believe that the election of Ramius’ nominees would create disruption on the Board.  ISS apparently did not buy this tactic.  Neither should stockholders.

According to ISS’ report:

“We do not believe that the presence of the dissidents on the board would materially disrupt any ongoing restructuring process and/or strategic process.  On the contrary, we believe that dissident nominees would bring fresh perspective to the board and greater management oversight in light of the company’s continuous underperformance.”

Stockholders should ask themselves whether they should believe a leading independent proxy advisory firm or the Company’s Board that will say and do anything to get its nominees elected.  We think the answer is obvious!

STOCKHOLDERS HAVE THE OPPORTUNITY TO PROTECT THEIR INVESTMENT!

Despite what the Company would have you believe, our director nominees’ interests are firmly aligned with those of all stockholders of the Company.  All stockholders will benefit if the Company’s value increases.  By voting for BOTH of our highly qualified nominees, Michael Caporale, Jr. and Lee Meyer, on the GOLD proxy card, the stockholders empower our nominees to ensure that the Company takes all actions to maximize stockholder value. Rest assured that they can, and will, appropriately represent the stockholders’ best interests.

WE ARE ASKING FOR STOCKHOLDER SUPPORT TO ELECT DIRECTORS WHO WILL REPRESENT THEIR BEST INTERESTS ON THE SCHULMAN BOARD

We urge stockholders to vote for Mr. Caporale and for Mr. Meyer on the GOLD proxy card. We offer stockholders the opportunity to elect to the Schulman boardroom representatives committed to building the value of their investment. In the meantime, we urge stockholders NOT to return any WHITE proxy card Schulman management sends you.

If you have any questions, or need assistance in voting your shares, please call Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On December 19, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of A. Schulman, Inc., a Delaware corporation (the “Company”).

RAMIUS CAPITAL ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company (“Starboard”), Starboard Value & Opportunity Fund, LLC, a Delaware limited liability company (“Starboard Value”), Parche, LLC, a Delaware limited liability company (“Parche”), RCG Enterprise, Ltd, a Cayman Islands exempted company (“RCG Enterprise”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard”), Ramius Capital, a Delaware limited liability company, C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Mark Mitchell (“Mr. Mitchell”), Michael Caporale, Jr. (“Mr. Caporale Jr.”), Lee Meyer (“Mr. Meyer”) and Yevgeny V. Ruzhitsky (“Mr. Ruzhitsky”) (collectively, the “Participants”). As of January 9, 2007, Starboard beneficially owns 998,073 shares of Common Stock of the Company, Starboard Value beneficially owns 736,984 shares of Common Stock of the Company and Parche beneficially owns 327,738 shares of Common Stock of the Company. As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 327,738 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of each of Parche and Starboard Value, RCG Starboard Advisors is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche. As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche. As the managing member of Ramius Capital, C4S is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Messrs. Cohen, Stark, Strauss and Solomon is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company to the extent of their respective pecuniary interest therein. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Caporale, Jr., Meyer, Mitchell and Ruzhitsky is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Companyowned by Parche. Messrs. Caporale, Jr., Meyer, Mitchell and Ruzhitsky each disclaim beneficial ownership of the shares of Common Stock of the Company that they do not directly own.

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Media & Stockholders:
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Dan Gagnier or Renée Soto, 212-687-8080